Exhibit 10.1

Ronald Levi Employment Agreement	CONFIDENTIAL

EMPLOYMENT AGREEMENT

                                                This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of                         , 2008, by and between GFI Group Inc. (the “Company” or “GFI”), a Delaware Corporation, and Ronald Levi, an individual (“Executive”).

                                                WHEREAS, Executive is currently employed as the Chief Operating Officer (the “Chief Operating Officer”) of the Company, based in New York;

                                                WHEREAS, each of the Executive and the Company desire to enter into this Agreement to set out the terms and conditions for the Executive following the Effective Date and to receive the enhanced consideration set forth herein.

                                                NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                                      Nature of Employment.

                                                (a)           The Company hereby agrees to continue to employ Executive as a full-time employee in the position of Chief Operating Officer, or in such other senior executive position as reasonably determined by the President of the Company (the “President”) and Executive accepts such continued employment, on the terms and conditions set forth in this Agreement, for the Term of this Agreement (as defined in Section 2 below).  Throughout the Term, Executive will report directly to the President or such other senior officer(s) of the Company as designated by the President, and will perform and discharge well and faithfully such duties and functions consistent with his position as may be assigned to him from time to time by the President in his discretion in connection with the conduct of the Company’s business, including with respect to any business conducted by any affiliate of the Company (including any subsidiaries, parents, or other enterprises under common ownership or control with the Company) (each a “Related Entity”).  Employee acknowledges that he has no entitlement or right to any specific title or role.  If Executive is elected or appointed an officer or director of the Company, or any other Related Entity, during the period of Executive’s employment with the Company, Executive will serve in such capacity without additional compensation.

                                                (b)           During the period of Executive’s employment with the Company, Executive:  (i) will devote 100% of his employment energies, interests, abilities and time to the performance of his duties and shall not, without the written consent of the President, render to others any service of any kind for compensation; (ii) will not render services to any business activity that is directly or indirectly competitive with any business conducted by the Company or any Related Entity; (iii) will observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Board of Directors of the Company (the “Board”) or the board of directors of any Related Entity, including but not limited to the published standard policies, practices and procedures of the Company as in effect from time to time as applied to other senior executives of the Company; and (iv) do such reasonable traveling on a global basis as may be required in connection with the performance of such duties and responsibilities consistent with such traveling requirements prior to the execution of this Agreement.

                                                (c)           Executive may serve on corporate, civic and/or charitable boards with the consent of the President, provided that the President may require Executive to resign any or all such board seats if he reasonably believes such board participation conflicts with Executive’s role with the Company or is otherwise too time-consuming or distracting to Executive.

                                                (d)           Executive’s normal place of work will be at the Company’s primary office in the New York Metropolitan area unless otherwise agreed in writing between the parties.

                                                (e)           Executive acknowledges that this Agreement contains non-competition and non-disclosure of proprietary information provisions, and Executive agrees to comply with these provisions.  Executive understands that entering into and complying with these provisions is a condition to Executive’s continued employment and that failure to comply with the terms and conditions of these provisions may result in termination “for cause” under this Agreement and in other damages to the Company.

2.                                      Term of Employment.

                                                Subject to earlier termination in accordance with the terms hereof, the term of this Agreement shall commence on August 1, 2008 (the “Effective Date”) and shall continue through July 31, 2010; provided, however, that Executive’s employment by the Company will automatically be extended by twelve (12) additional months on August 1, 2010 and on each subsequent August 1, unless either party provides written notice to the other party no less than ninety (90) days prior to such August 1 of its intention not to extend the term of Executive’s employment (a “Notice of Non-Renewal”).  The period from the Effective Date until the later of July 31, 2010 or the end of any subsequent extension of Executive’s employment pursuant to this Section 2, unless earlier terminated as provided herein, shall be referred to as the “Term”.   With the agreement of the Company, the Executive may continue employment with the Company following the expiration of the Term.  In such case, however, Executive shall have no right to and acknowledges no expectation of continued employment by the Company in the absence of a further agreement setting forth the terms of such employment.  The terms and conditions of this Agreement, except for the provisions in Section 4 below which survive termination of this Agreement, shall no longer apply and Executive’s employment shall be governed by the Company’s policies then in effect.

3.                                      Compensation and Benefits.

                                                For the full and faithful performance of the services to be rendered by Executive and in consideration of Executive’s obligations under this Agreement, provided Executive is not in breach of this Agreement, the Company shall pay to Executive and Executive shall be entitled to receive:

                                                (a)           Base Compensation.  As compensation for his services to be rendered hereunder, the Company shall pay to Executive a base salary at the rate of $600,000 per annum (the “Base Salary”), which shall be payable in periodic installments in accordance with the standard payroll

practices of the Company in effect from time to time.   During the Term, Executive’s Base Salary shall be reviewed at least annually by the Company and may be increased (but not decreased) from time to time as shall be determined in the sole discretion of the Company.

                                                (b)           Discretionary Bonus.  The Company may pay Executive a discretionary bonus, in such an amount, on such terms and at such time as may be determined by the Company in its sole and absolute discretion (“Discretionary Bonus”), it being specifically understood that the Discretionary Bonus may be paid in any combination of cash, restricted stock units (“RSUs”) and/or other forms of GFI or successor company equity. The determination of the amount of the Discretionary Bonus shall be made by the Compensation Committee of the Board (the “Committee”) as required by applicable law.

                                                (c)           Restricted Stock Grant.    GFI Group Inc. will issue Executive a number of Restricted Stock Units (the “Sign-On Restricted Stock Unit Grant”) equal to $2,500,000, calculable in accordance with GFI’s written equity grant policy in effect from time to time.  The date of grant shall be determined by the Compensation Committee of GFI Group Inc.’s board of directors in their sole discretion but in no event later than sixty (60) days after both Parties’ execution of this Agreement.  Such Sign-On Restricted Stock Unit Grant shall be subject to the terms and conditions of a separate grant agreement and the GFI Group Inc. 2008 Equity Incentive Plan (the “Plan”).  Subject to the restrictions and conditions to be set forth in the grant agreement, one-third of the units of the Sign-On Restricted Stock Unit Grant shall become unrestricted and vest on each of the first, second and third anniversaries of the grant provided Executive remains employed by GFI, subject to the provisions of Section 5 below.

                                                (d)                                 Guaranteed Compensation.    The aggregate gross compensation paid to Executive, including but not limited to Base Salary, Discretionary Bonus and grant date value of any equity or similar grants (but excluding the Sign-On Restricted Stock Unit Grant and the payments provided for in Section 3(e) below), shall not be less than $2,700,000 during each twelve month period of the Term ending on July 31st of each year (the “Guarantee”), provided Executive has not resigned in breach of this Agreement or been terminated for Cause on each applicable July 31st.

                                                (e)           Fringe Benefits.  During the Term, the Company shall also make available to Executive such benefits and perquisites as are generally provided by the Company to its executives at Executive’s level of responsibility, provided, however, that nothing herein contained shall be deemed to require the Company to adopt, maintain or continue in effect any particular plan or policy.  Executive shall further be entitled to paid vacation, holidays, personal days and sick days in accordance with the Company’s standard policies and procedures in effect from time to time; provided, however, Executive shall be entitled to five weeks of vacation per year.  During the Term and while Executive is based in New York, the Company shall pay for or reimburse Executive for the costs of an apartment lease in New York City and for the schooling costs for Executive’s minor children, but Executive shall be solely responsible for the tax impact of such payments.  Notwithstanding anything else contained herein, the Company shall not have to pay for or reimburse Executive for any housing or schooling costs described in this Section 3(d) in excess of $425,000 in any twelve month period of the Term.

                                                (f)            Expenses.              During the Term, the Company shall reimburse Executive in accordance with applicable Company policy in effect from time to time, for normal, reasonable and approved out-of-pocket business expenses incurred by Executive in connection with the performance of his duties and responsibilities hereunder; provided that Executive submits documentation reasonably required by Company expense reimbursement policies and procedures in effect and as amended from time to time.

                                                (g)           Withholding.  All amounts of compensation payable to Executive hereunder shall be subject to, and paid after reduction for, any and all required deductions or withholdings for federal, state, local and foreign income tax withholding, Social Security, Medicare, unemployment or other similar government benefit or insurance contributions, and any other deductions or withholdings required by law or authorized by Executive.

4.                                      Special Covenants.

                                                (a)              Nondisclosure of Confidential and Proprietary Information.

                                                                                                        (i)                                    Executive acknowledges that before and during the Term, Executive has had and will have access to and possession of trade secrets, confidential information and/or proprietary information (collectively, and as defined more extensively below, “Confidential Information”) of the Company and its Related Entities and their respective clients.  Executive recognizes and acknowledges that this Confidential Information is valuable, special and unique to the business of the Company and each Related Entity, and that access to and knowledge thereof are essential to the performance of Executive’s duties to the Company and to each Related Entity, if applicable.  During the time that Executive is an employee of the Company and for three years thereafter, Executive will keep secret and will not use or disclose any Confidential Information to any person or entity, in any fashion or for any purpose whatsoever, except at the request of the Company or as may be required by applicable law.

                                                                                                        (ii)                                 The term “Confidential Information”, includes, but is not limited to, information written, in digital form, in graphic form, electronically stored, orally transmitted or memorized concerning or relating to the Company or any of its Related Entities, including all financial data relating to the business of GFI and/or any of its Related Entities, lines of credit or debt obligations, customer pricing information, personal and contract information about or relating to GFI employees, or traders and other dealer representatives, profit and loss statements or information, broker, desk or company productivity data, financial models, computer software programs, source and other codes, information about direct communication lines, electronic and voice trading systems and screen systems, all information about the Company’s or any of its Related Entities’ business prospects, strategies and opportunities, and all other information about or gained from any customer to the Company or to any Related Entity providing services during Executive’s employment with the Company and all information reasonably determined by the Company to be proprietary or confidential.  Notwithstanding the foregoing, this clause shall not apply (i) to any disclosure of Confidential Information required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible, (ii) to the extent required in connection with any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to Confidential Information that is or becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of Section 4(a)(i); or (iv) information disclosed to Executive in good faith by a third person who, to the best of Executive’s knowledge, was legally entitled to disclose such information.

                                                                                                        (iii)                             Executive further recognizes that GFI and certain Related Entities have received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on their part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for GFI) or use, except in connection with work for GFI, Third Party Information unless expressly authorized by GFI in writing or as may be required by applicable law.

                                                                                                        (iv)                            All Confidential Information, proprietary and/or confidential files and records are and at all times shall remain the exclusive property of the Company.  Executive agrees to store and maintain all Confidential Information in a secure place.  Executive agrees to make no use of any Confidential Information on his own behalf or on behalf of any other person or entity other than the Company. Executive further agrees that any property situated on the Company’s premises and owned by the Company, including computer disks and other digital, analog or hard copy storage media, filing cabinets, offices, lockers, desks or other work areas, is subject to inspection by Company personnel at any time with or without notice.  When Executive leaves the employ of the Company, Executive will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, any Related Entity or their successors or assigns.

                                                (b)                                 Assignment of Inventions and Intellectual Property.

                                                                                                (i)                                           The term “Proprietary Rights” means all trade secrets, trademarks, service marks, patents, copyrights, mask works and other intellectual property rights throughout the world.  The term “Inventions” means all inventions, ideas, processes, formulas, source and object codes, data, programs, technology, writings, software programs, other works of authorship, know-how, discoveries, developments, designs, schematics, manuals, drawings, techniques, employee suggestions, development tools, computer printouts, or any claim of rights (or any related improvements or modifications to the foregoing).

                                                                                                (ii)                                        Subject to Sections 4(b)(iii) and 4(b)(iv), Executive hereby assigns and agrees to assign in the future (when any such Invention or Proprietary Right is first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during or at any time after the period of employment with the Company, which (a) relate to methods, designs, brokerage or other products, trading systems and screens or any other processes which relate to or pertain to the actual or anticipated business, functions, operations, research or development of the Company, (b) arise (wholly or partly) from Executive’s efforts during any time that Executive is employed by the Company or utilizing any physical or intellectual property owned by the Company, or any Related Entity, or (c) is based on any information or knowledge gained by Executive through his employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section, are hereinafter referred to as “Company Inventions.”

                                                                                                (iii)                                     During Executive’s period of employment, and for twelve (12) months thereafter, Executive will promptly disclose to the Company, fully and in writing, all Company Inventions authored, conceived or reduced to practice by Executive, either alone or jointly with others.  In addition, Executive will promptly disclose to the Company all patent applications filed by Executive or on his behalf within twelve (12) months after termination of employment.

                                                                                                (iv)                                    Executive also agrees to assign all right, title and interest in and to any particular Company Invention to a third party as directed by the Company.

                                                                                                (v)                                       Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of employment and which may be protected by copyright are “works made for hire”, pursuant to United States Copyright Act (17 U.S.C. Section 101) and are the property of the Company or any Related Entity, as applicable, without limitation which shall own all rights of copyright therein including the sole and exclusive right to reproduce such works in multiple copies of distribution or sale to the public and to create and exploit derivative works based thereon.

                                                                                                (vi)                                      Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of employment and the Company will provide compensation at a reasonable rate after termination for the time actually spent by Executive at the Company’s request on such assistance.

                                                (c)                                  No Inducement or Employment of Other Employees.

                                                                                                (i)                                             During Executive’s period of employment, Executive will not, directly or indirectly on his own account or on behalf of or in conjunction with any other person, business or entity, solicit the employment of any employee of, or any independent contractor performing services for, the Company or any of its Related Entities, or induce or entice away any such employee or independent contractor, or otherwise encourage any such employee or independent contractor to leave the employ of, or to cease rendering services to, the Company or any of its Related Entities.

                                                                                                (ii)                                          During the twelve (12) month period after the date (“Termination Date”) on which Executive’s employment terminates for any reason (whether lawfully or otherwise) (the “Period of Restriction”), Executive will not, directly or indirectly on his own account or on behalf of or in conjunction with any other person, business or entity:

                                                                                                                                                        (A)                      solicit the employment of any employee of, or any independent contractor performing services for, the Company or any of its Related Entities who was employed or provided services on the Termination Date or at any time during the three months immediately preceding the Termination Date in a managerial, executive or broking role, or in a technology, development or sales role, and who earned more than US$60,000 (or local equivalent) on an annual basis, and with whom Executive had material dealings during the course of his employment at any time during the twelve (12) month period (“Relevant Period”) immediately preceding the Termination Date (“Key Person”);

                                                                                                                                                        (B)                        induce or entice any Key Person away from, or attempt to induce or entice any Key Person away from, or otherwise encourage any Key Person to leave the employ of, or to cease rendering services to, the Company or any of its Related Entities (whether or not this would be a breach of contract by the Key Person).

                                                                                                (iii)                                       During the Period of Restriction, Executive will not, directly or indirectly on his own account or on behalf of or in conjunction with any other person, business or entity, for the purposes of any business carried on in competition with the Company or any Related Entity:

                                                                                                                                                        (A)                      employ, engage or retain the services of any Key Person; or

                                                                                                                                                        (B)                        assist any person, business or entity to employ, engage or retain the services of, or attempt to affiliate for profit in any manner with, any Key Person.

                                                (d)                                 Non-Solicitation, Non-Competition.

                                                                                                (i)                                             During Executive’s period of employment with the Company, Executive will not:

                                                                                                                                                        (A)                      directly or indirectly on his own account or on behalf of or in conjunction with any person, business or entity, in competition with the Company or any Related Entity, accept business from or do business with, or canvass or solicit business or custom from any past, present or prospective customer of the Company; or

                                                                                                                                                        (B)                        directly or indirectly on his own account or on behalf of or in conjunction with any other person, business or entity, in competition with the Company or any Related Entity, induce, solicit or entice or attempt to induce, solicit or entice any past, present or prospective supplier or vendor to cease conducting business with the Company or any Related Entity or to reduce the amount of business conducted with the Company or any Related Entity or adversely to vary the terms upon which any business is conducted with the Company or any Related Entity; or

                                                                                                                                                        (C)                        engage or be employed anywhere in the world in activities, render services to or affiliate himself, in any capacity (including as a director, officer, employee, consultant, independent contractor, partner, member or investor) (except save by way of portfolio investment in publicly traded shares whereby Executive owns less than 1% of the outstanding stock of such entity), with any person, business or entity that provides, or is planning to provide, business services that are competitive with those rendered by the Company or any Related Entity.

                                                                                                (ii)                                          During the Period of Restriction, less any period of garden leave pursuant to Section 5(a), Executive will not, directly or indirectly on his own account or on behalf of or in conjunction with any other person, business or entity, in competition with the Company or any Related Entity:

                                                                                                                                                        (A)                      accept business from or do business with; or

                                                                                                                                                        (B)                        canvass or solicit business or custom from

any Customer of the Company or of any Related Entity in connection with the provision of services the same as or of a type similar to those being provided or dealt in by the Company or any Related Entity on the Termination Date, and with the provision of which services by the Company  Executive was actively involved or of which he had material knowledge in the course of his employment during the Relevant Period (“Services”).  For the purposes of this Section 4(d), the term “Customer” means any person, business or entity that was a customer of the Company or any Related Entity at any time during the Relevant Period and with whom Executive, or any person for whom Executive was responsible, had dealings or of whose dealings with the Company or any Related Entity Executive had material knowledge in the course of his employment at any time during the Relevant Period.

                                                                                                (iii)                                       During the Period of Restriction, Executive will not, directly or indirectly on his own account or on behalf of or in conjunction with any other person, business or entity, in competition with the Company or any Related Entity:

                                                                                                                                                        (A)                      accept business from or do business with; or

                                                                                                                                                        (B)                        canvass or solicit business or custom from:

any Prospective Customer of the Company or of any Related Entity in connection with the provision of any Services.  For the purposes of this Section 4(d), the term “Prospective Customer” means any person, business or entity that was at any time during the Relevant Period in negotiations with the Company or any Related Entity or who had invited a bid or tender from, or proposal by, the Company or any Related Entity to become a client or customer of the Company or any Related Entity and with whom Executive, or any person for whom Executive was responsible, had material dealings or of whose dealings with the Company or any Related Entity Executive had material knowledge in the course of his employment at any time during the Relevant Period, provided that the negotiations are still continuing or a decision by such a person, business or entity to become a client or customer of the Company or any Related Entity is still outstanding on the Termination Date.

                                                                                                (iv)                                      During the Period of Restriction, Executive will not, directly or indirectly on his own account or on behalf of or in conjunction with any other person, business or entity, in competition with the Company or any Related Entity, induce, solicit or entice or attempt to induce, solicit or entice any Supplier to cease conducting business with the Company or any

Related Entity or to reduce the amount of business conducted with the Company or any Related Entity or adversely to vary the terms upon which any business is conducted with the Company or any Related Entity.  For the purposes of this Section 4(d), the term “Supplier” means any person, business or entity who at any time during the Relevant Period supplied goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Related Entity or was negotiating with or had pitched to the Company or any Related Entity to supply goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Related Entity, and in each case with whom Executive had material dealings in the course of his employment at any time during the Relevant Period.

                                                                                                (v)                                         During the Period of Restriction, Executive may not engage or be employed anywhere in the world in activities, render services to or affiliate himself, in any capacity (including as a director, officer, employee, consultant, independent contractor, partner, member or investor) (except save by way of portfolio investment in publicly traded shares whereby Executive owns less than 1% of the outstanding stock of such entity), with any person, business or entity that provides, or is planning to provide, business services that are competitive with those rendered by the Company or any Related Entity on the Termination Date and in which Executive was actively and materially involved, or about which Executive had material knowledge, in the course of his employment at any time during the Relevant Period. Notwithstanding the foregoing, during the Period of Restriction, with the Company’s prior written consent (as determined by the President in his reasonable discretion), the Executive may render services to any entity whose primary business purpose is not competitive with any services rendered by the Company or any Related Entity on the Termination Date.

                                                                                                (vi)                                      As additional consideration for the restrictions upon Executive pursuant to Sections 4(d)(i), (ii), (iii) and (iv), the Company shall, during the Period of Restriction, pay Executive a monthly pro rata portion of the Guarantee for such 12 month period (unless Executive has received or is to receive the payments and other consideration set forth in Section 5(b), (d) or (e), which Executive agrees is ample consideration for Executive’s obligations under this Section 4(d)). Upon any breach by Executive of the restrictions during the Period of Restriction, the Company’s obligation to pay such compensation shall immediately cease. The Company may, in its sole discretion, agree by notice in writing to Executive to shorten the Period of Restriction.

                (e)                                  Covenants Reasonable; Additional Remedies; Due Consideration.

                                                                                                    (i)                                         Executive acknowledges that he will occupy a position of significant responsibility and trust, in which Executive will have access to

Confidential Information and will be privy to the confidential business plans and prospects of the Company and its Related Entities, that Executive’s relationships with customers, clients, suppliers and employees of the Company and/or its Related Entities may be critical to the continued success of the Company and/or its Related Entities, that the business of the Company and its Related Entities are conducted on a worldwide basis, and that Executive’s services under this Agreement are important, valuable and unique.  Executive (i) further acknowledges that the restrictive covenants of this Section 4 are reasonably necessary to protect valuable business interests of the Company and its Related Entities and that it is the Executive’s intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law, and (ii) acknowledges that the provisions of this Section 4 are in addition to, and not in substitution of, any restrictive covenants to which Executive is subject pursuant to any agreement with Jersey Partners, Inc.  If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted, then such restriction or remedy shall apply with such deletion as shall be necessary to make it enforceable.

(ii)                                  The parties hereto acknowledge that the Period of Restriction applicable to the foregoing covenants may be shortened in the sole and absolute discretion of the Company, and that the Company is under no obligation to enforce the full period of the Period of Restriction.

(iii)                               The parties hereto acknowledge and agree that in the event of a violation of any of the provisions of this Section 4 (including Section 4(e)(i)), the Company and/or its Related Entities would suffer irreparable harm, the damages suffered by the Company and/or its Related Entities may be difficult to ascertain, and the Company and/or its Related Entities may not have an adequate remedy at law.  Accordingly, the parties agree that in the event of such a breach by Executive, if the Company so elects, the Company and/or its Related Entities shall be entitled, in addition to all other remedies available to it, to enforce this Section 4 by seeking an injunction, restraining order, specific performance or other injunctive relief, without bond.  Such remedies shall not be deemed to be exclusive of any other remedies available to the Company and/or its Related Entities, by judicial or arbitral proceedings or otherwise.

(iv)                              Executive acknowledges that the Company’s agreement to provide the benefits payable to Executive upon termination of employment pursuant to Section 5 are additional consideration for Executive’s agreement to abide by the restrictive covenants contained in this Section 4 including, without limitation, the non-solicitation and non-competition provisions of Section 4(d) and the Company shall be released from any obligation to provide such benefits in the event that Executive has violated any of these covenants.

(v)                                 The Company

(A)                              The Company (for itself and as agent and trustee for and on behalf of each of the Related Entities) and the Executive hereby irrevocably submit to the non-exclusive jurisdiction of the English Courts in relation to any legal action or proceedings of any kind whatsoever to enforce Sections 4(c) and (d) and this Section 4(e) (including, without limitation, by way of interim or final injunction, an account of profit or any other equitable relief or an action for damages or restitution or any other monetary remedy) or otherwise arising out of or in connection with Sections 4(c) and (d) and this Section 4(e) (“Proceedings”).

(B)                                The Executive hereby waives any objection to Proceedings in the English Courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment or Order in any Proceedings brought in the English Courts shall be conclusive and binding on him and may be enforced in the Courts of the State of New York and the United States referred to in Section 10(e) and in the Courts of any other jurisdiction.

(C)                                Notwithstanding the submissions in paragraph (A) above, the Company and each of the Related Entities shall have the right to take Proceedings in any other jurisdiction, including for the avoidance of doubt in the Courts of the State of New York and the United States referred to in Section 10(e), and the taking of Proceedings in any jurisdiction shall not preclude the Company or any Related Entity from taking Proceedings in any other jurisdiction, whether concurrently or not.  In particular, but without prejudice to the generality of the foregoing, the Company and each of the Related Entities shall have the right to take Proceedings with a view to obtaining interim relief in any jurisdiction as they may think fit.

(vi)                              Each Related Entity, whether or not in existence at the date of this Agreement but only for so long as it remains a Related Entity, may take Proceedings in the English Courts, subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999, but the parties reserve the right to rescind or vary the contract made by this Agreement without the consent of any Related Entity.

(vii)                           Sections 4(c) and (d) and this Section 4(e) and, solely for the purposes of construing Sections 4(c) and (d) and this Section 4(e), any other Section of this Agreement to the extent that the same applies to Sections 4(c) and (d) and this Section 4(e), shall, in relation to any actual, threatened or anticipated breach of any of the provisions of Sections 4(c) or (d) by or on behalf of the Executive anywhere in England, Wales, Scotland or Northern Ireland, be governed by and construed solely in accordance with the laws of England and Wales, and to that extent the first sentence of Section 10(d) shall not apply.

5.                                      Termination of Employment.

(a)                                  The Term and the Executive’s employment by the Company and its Related Entities (i) may be terminated (A) by the Company at any time with Cause in accordance with Section 5(e)(i), without Cause or due to Executive’s Disability, or (B) by the Executive for Good Reason in accordance with Section 5(e)(iii) and (ii) shall automatically terminate upon Executive’s death.  Upon any termination of Executive’s employment, Executive agrees to automatically resign, and is deemed to have automatically resigned from, all positions with the Company and its Related Entities, including as a member of the Board or the board of any subsidiary.  In the event either Party provides a Notice of Non-Renewal, the Company may place Executive on garden leave during all or a portion of the 90-day notice period, which may entail, without limitation, relieving Executive of his positions and/or duties with the Company and its Related Entities or preventing Executive from performing his services at a Company location and any such actions shall not be a breach of this Agreement, be considered to be a termination of the Executive without Cause or constitute an event of “Good Reason”.  The Company shall continue to comply with its obligations under Section 3 during any period of garden leave.

(b)                                 In the event the Term and the Executive’s employment is terminated by Executive for Good Reason or by the Company for any reason other than Cause, Executive’s Disability or due to a Notice of Non-Renewal in compliance with Section 2, Executive shall be entitled to receive  (i) the amount of Executive’s Base Salary and expenses accrued with respect to the period prior to the date of termination of Executive’s employment, to the extent not previously paid; (ii) bonus for the prior year, if any, that the Company has declared that Executive has earned but which has not yet been paid; (iii) a lump sum cash payment in an amount equal to the remaining Guarantee, if any, payable under the Agreement; and (iv) continued medical coverage at active employee rates for the longer of the 12 month period following such termination and the remainder of the Term, unless, if earlier, until Executive receives other employer-provided coverage. In addition, any and all outstanding RSUs and stock options granted to Executive that are subject to vesting based solely and exclusively on the continued performance of services by Executive (“Time-Based Awards”) that are unvested shall immediately vest and, if applicable, become exercisable in full upon the date of such termination and any outstanding Time-Based Awards that are stock options shall remain exercisable for three (3) months after the date of such termination; provided that all vested options issued pursuant to the 2004 Equity Incentive Plan will remain exercisable until the later of (i) 2 1/2 months after the date such options would normally expire and (ii) the last day of the year in which the Executive is terminated.  Any amount payable or benefit provided to Executive pursuant to this Section 5(b) (other than clause (i)) shall be paid or provided to Executive only in the event that he executes and does not revoke a release of claims agreement substantially in the form attached hereto as Exhibit A.

(c)                                  In the event the Term and the Executive’s employment is terminated by the Company for Cause or voluntarily by Executive other than for Good Reason, (i) the Company shall pay Executive the amount of Executive’s Base Salary and expenses accrued with respect to the period prior to the date of termination of Executive’s employment, to the extent not previously paid, (ii) all outstanding unexercised options, whether vested or unvested at the time of the termination, and all unvested RSUs will terminate immediately upon termination, and (iii) except to the extent set forth in Section 4(d)(vi) above, the Company shall have no other or further obligation to Executive hereunder, including without limitation any obligation to make severance payments or payments in respect of Discretionary Bonus of the Guarantee.

(d)                                 In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall pay Executive (or his personal representative as the case may be): (i) the amount of Executive’s Base Salary and expenses accrued with respect to the period prior to the date of termination of Executive’s employment, to the extent not previously paid; (ii) bonus for the prior year, if any, that the Company has declared that Executive has earned but which has not yet paid;  (iii) a lump sum cash payment equal to a pro rata portion of the Guarantee, if any, payable for the year in which termination under this Section 5(d) occurs (such pro rata portion to be based on the number of days of the current year of the Term that Executive has been employed by the Company before the termination);  (iv) continued medical coverage at active-employee rates for two years or, if earlier, until the Executive receives subsequent employer-provided coverage; and (v) the amount of any benefits as are payable to Executive (or his personal representative) by reason of such death or disability under the terms of any employee plan or insurance program maintained by the Company and in which Executive was a participant. In addition, any and all outstanding Time-Based Awards that are unvested shall immediately vest and, if applicable, become exercisable in full upon the date of such termination and any outstanding Time-Based Awards that are stock options shall remain exercisable for the period specified in the applicable option agreement.  Any amount payable to Executive pursuant to clause (iii) and (iv) of this Section 5(d) shall be paid to Executive only in the event that he (or his personal representative as the case may be) executes a release of liability in favor of the Company substantially in the form attached hereto as Exhibit A.

(e)                                  For purposes of this Agreement:

(i)                                     The President, in the exercise of good faith and reasonable judgment, may terminate the Term and Executive’s employment for “Cause” if, after giving Executive notice and an opportunity to be heard by the President, the President determines that any of the following has occurred:  (i) Executive’s willful and continued failure to substantially perform his material duties for the Company (other than due to disability) after the Company tendered Employee no less than thirty (30) days notice of such failure and after Executive has failed to cure any such failure or deficiency within such thirty (30) days, if curable, (ii) Executive’s breach of any material term of this Agreement that is not cured within 30 days of written notice from the Company, (iii) Executive’s engaging in willful, intentional misconduct that has resulted in material or demonstrable damage to the Company’s business or reputation, (iv) Executive having been indicted or convicted of, or pleaded guilty or nolo contendere to, a felony or other crime of moral turpitude, (v) Executive having engaged in fraud against the Company or having intentionally misappropriated Company property or breached any fiduciary duty owed to the Company that has a material or demonstrable detrimental effect on the Company’s reputation or business, (vi) a failure by Executive to comply with a material written employment policy or rule of the Company that is not cured within 30 days of written notice from the Company, (vii) Executive’s unreasonable obstruction or impeding of, or failure to cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity, (viii) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or becoming subject to any cease and desist order with respect to such action (regardless of whether Executive admits or denies liability), or (ix) Executive’s failure to maintain any and all licenses necessary to the performance of the duties described in Section 1(a) above.

(ii)                                  The Company may terminate the term and Executive’s employment due to “Disability” in the event any physical or mental illness, disability or impairment that, after reasonable accommodation, has prevented Executive from continuing the performance of Executive’s normal duties and responsibilities hereunder for a period in excess of 210 consecutive days or of 270 non-consecutive days within any 18 month period.

(iii)                               Executive may terminate the term and Executive’s employment for “Good Reason” in the event that without the Executive’s express prior written consent, the Company’s materially breaches any material terms of the Agreement.  Notwithstanding anything to the contrary contained herein, “Good Reason” shall not be deemed to exist, and Executive may not terminate his employment for Good Reason, unless (i) Executive has provided written notice to the Company of the existence of Good Reason within 90 days of the Executive acquiring knowledge of the occurrence of the event purporting to constitute Good Reason, (ii) the Company fails to cure such event within 30 days of receipt of such notice and (iii) Executive terminates his employment within 5 days of the Company’s failure to cure such event within the 30 day notice period.

(f)           To the extent required by Section 409A of the Code, any payment required to be made to Executive under this Section 5 shall be deferred until the first day of first month commencing after the six month anniversary of Executive’s termination of employment.  The Company shall make a lump sum payment to Executive on or about such date in an amount equal to the aggregate payments that would have otherwise been paid to Executive during such deferral period.

(g)          Amounts payable to Executive pursuant to this Section 5 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of employment by the Company and its related Entities.

6.                                      No Conflicting Obligations; No Conflicting Agreements.

Executive represents and warrants to the Company that (i) Executive is not a party to or subject to any other binding covenants, contracts, agreements, arrangements, employee manuals or other writings regarding his employment with any third party, (ii) Executive has the ability and the authority to enter into this Agreement, (iii) entering into and performing under this Agreement will not violate any agreement between Executive and any third party, and (iv) there exist no obligations to any third party that will restrict Executive’s performance of his duties to the Company under this Agreement.

7.                                      Notification of New Employer.

Prior to accepting any other employment during the Period of Restriction, Executive shall notify his potential new employer of those of his obligations which are continuing under this Agreement after the termination thereof.

8.                                      Notices.

Any notice, request or other communication permitted or required by this Agreement shall be in writing and shall be deemed to have been given (i) immediately when personally delivered to the recipient (provided a written acknowledgment of receipt is obtained), (ii) five (5) days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) two (2) days after being sent by a nationally recognized overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier), to the party concerned at the address indicated below (or such other address as the recipient shall have specified by ten (10) days’ advance written notice given in accordance with this Section 8).

If to the Company:	GFI Group Inc.
55 Water Street
New York, NY 10041
Attn: General Counsel

If to Executive:	at the address on file with the Company.

9.                                      Opportunity for Review.

EXECUTIVE ACKNOWLEDGES THAT HE HAS REVIEWED THIS AGREEMENT CAREFULLY AND HAS HAD AMPLE OPPORTUNITY TO OBTAIN ADVICE AS TO THE MEANING OF THE TERMS, COVENANTS AND AGREEMENTS CONTAINED HEREIN FROM SUCH PROFESSIONAL ADVISORS AS EXECUTIVE HAS DEEMED APPROPRIATE OR NECESSARY.

10.                               General.

(a)                                  To the extent Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, the Company agrees to cooperate with Executive to execute any amendment to the provisions hereof reasonably necessary to implement this Section 12(a) but only (i) to the minimum extent necessary to avoid application of such tax and (ii) to the extent that the Company would not, as a result, suffer any adverse consequences.  Notwithstanding the foregoing, the Company shall not be responsible for any additional 20% tax imposed pursuant to Code Section 409A, nor will the Company indemnify or otherwise reimburse Executive for any liability incurred as a result of Code Section 409A.

(b)                                 No waiver by the Company or the Executive of any breach of this Agreement will be a waiver of any preceding or subsequent breach. No waiver by the Company or the Executive of any right under this Agreement will be construed as a waiver of any other right. Except as otherwise provided in this Agreement, neither Executive nor the Company will be required to give notice to enforce strict adherence to all terms of this Agreement.

(c)                                  The captions and paragraph headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(d)                                 Except as expressly provided for in Sections 4(e)(iv), (v) and (vi), this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to their conflicts of law provisions.  Each of the parties hereto acknowledges that service of process in any proceeding before a court of law arising out of or in connection with this Agreement may be made by delivery of a copy thereof in accordance with the notice provisions of Section 8 of this Agreement.

(e)                                  Except as expressly provided for in Sections 4(e)(iv) and (v) or as required by the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), the parties hereby agree that all claims, disputes or controversies arising under this Agreement or otherwise concerning in any way Executive’s employment  (“Claims”), including, without limitation, Claims for wages or salary, severance or other compensation; Claims for breach of any contract or covenant (express or implied); tort Claims; Claims for any type of discrimination including, without limitation, race, sex, religion, national origin, age, marital status or disability; Claims for benefits (except where any applicable employee benefit or pension plan specifies a different procedure for resolving such Claims) and Claims for violation of any federal, state or other governmental law, statute, regulation, rule or ordinance (but excluding Claims for worker’s compensation or unemployment benefits), shall be resolved only in the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing (but subject always to Sections 4(e)(iv) and (v) and the rules and regulations promulgated by FINRA), each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any Claim, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York sitting in the Count of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Claim shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court; (b) consents that any such Claim may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Claim in any such court or that such Claim was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Claim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any Related Entity, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Claim may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 9; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.

(f)                                    Executive agrees that, during the Term, for (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding or other proceeding, (i) Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent Executive determines in good faith is necessary in the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliates, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to the Company or the Company’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith are related to such litigation or other proceeding, Executive shall promptly so notify the Company’s counsel.

Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment to the extent the Company pays all expenses Executive incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Executive reasonably and in good faith) with Executive’s personal or professional schedule.

(g)                                 This Agreement may be assigned by the Company without the Executive’s consent to an affiliated entity of the Company, including any survivor entity or other successor in interest, but no such assignment shall relieve the Company of its full responsibilities hereunder, or to a successor in interest to the assets and business of the Company.  The Executive may not assign his rights or obligations under this Agreement without the written consent of the Company.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(h)                                 This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.

(i)                                     This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter, including the employment agreement between Levi and GFI Holdings Ltd dated June 29, 2004.

(j)                                     This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity will have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

(k)                                  If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

(l)                                     The provisions of Sections 4, 5, 9, and 11 of this Agreement will survive the termination of Executive’s employment in accordance with their terms.  The provisions of Section 4 of this Agreement will survive expiration of this Agreement as a result of the giving of a Notice of Non-Renewal by either party and will continue to apply in accordance with their terms unless and until the parties provide otherwise in a written agreement executed by both parties.

IN WITNESS THEREOF, the parties have executed and delivered this Agreement as of the date first written above.

GFI Group Inc.

By:
Name:
Title:

Executive

Name: Ronald Levi

EXHIBIT A

Form of Release

                THIS RELEASE (this “Release”) is made as of this     th  day of                   , 200  , by and between [Name] (the “Company”), and [Name]  (“Executive”).

PRELIMINARY RECITALS

A.            Executive’s employment with the Company has terminated.

B.            [Executive and the Company are parties to an Employment Agreement, dated as of                           (the “Agreement”)].

AGREEMENT

                In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act,

42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement.  This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

2.             Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.             Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4.             The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

5.             Executive certifies and acknowledges as follows:

(a)           That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

(b)           That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

(c)           That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

(d)           That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement of the Company’s By-Laws with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment;

(e)           That the Company has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof;

(f)            That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim; and

(g)           That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

6.             The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.  Similarly, Executive will not disparage any Company Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Company Party.

7.             Miscellaneous

(a)           This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b)           The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder.  Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c)           The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)           This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)           The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns.  The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns.  The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f)            No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)           ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

*   *   *   *   *

                                Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:

Name:

Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release.  I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness: